Exhibit 10.51

NEUROMED TECHNOLOGIES INC.

November 30, 1998

Dr. Terry Snutch

3963 West 24th Avenue

Vancouver, British Columbia

V6S 1M1

Dear Dr. Snutch

Assignment of Inventions, Work Practises and Confidentiality Agreement

You and NeuroMed Technologies Inc. (“NeuroMed”) entered into an agreement (the “First Agreement”) on March 2, 1998 to record the terms and conditions pursuant to which you, as an employee of NeuroMed would receive from NeuroMed proprietary information and pursuant to which you agreed to keep the information confidential and to protect it from disclosure.

You have agreed to amend and replace the First Agreement with a new agreement (the “Agreement”) which will set out the amended terms and conditions pursuant to which you, as an employee of NeuroMed will receive from NeuroMed confidential and proprietary information (as hereinafter defined) and pursuant to which you agree to keep the information confidential and to protect it from disclosure. The Agreement will govern the receipt and use by you of information received from NeuroMed from and after the date of this Agreement and shall retroactively amend and replace the First Agreement.

The purpose of this letter is to confirm and record the terms of the Agreement between you and NeuroMed concerning the terms on which, as an employee of NeuroMed, you will receive from NeuroMed information and pursuant to which you agree to keep the information confidential and to protect it from disclosure. NeuroMed and any affiliated companies and associated persons will be collectively referred to in this letter as “NeuroMed”.

You and NeuroMed hereby agree as follows:

Definitions - In this Agreement:

1.1	“Confidential Information” means confidential information of NeuroMed disclosed to you by NeuroMed, which shall include but not be limited to proprietary assays, screening strategies and technologies, targets for drug discovery, chemical formulae, commercial and financial information concerning the corporate and scientific and pharmaceutical research activities and plans of NeuroMed and includes all Proprietary Developments.

1.2	“NeuroMed’s Business” means the specific biomedical research and development activities conducted by NeuroMed including the discovery and development of novel calcium channel blockers for the purpose of treating neurological diseases;

1.3	“Proprietary Development” means a development or developments including, without limitation;

(a)	enhancements, modifications, additions or other improvements to the intellectual property or assets owned, license, sold, marketed or used by NeuroMed in connection with NeuroMed’s Business;

(b)	trademarks, copyrights, trade names, business names, logos, design marks and other proprietary marks;

(c)	inventions, devices, discoveries, concepts, ideas, formulae, know-how, processes, techniques, systems, methods and any and do improvements, enhancements and modifications thereto, whether patented or not;

developed, created, generated, contributed to or reduced to practice by you alone or jointly with others pursuant to your activities as an employee, director, officer or consultant of NeuroMed and which results from tasks assigned to you by NeuroMed or which results from the use of the premises or property (including equipment, supplies or Confidential Information) owned, leased or licensed by NeuroMed and which reasonably relates to the NeuroMed Business.

1.4	“Affiliated” shall have the meaning ascribed to that term under the Canada Business Corporations Act RSC, 1985, C.44, as amended.

2.	Confidentiality

2.1

Basic Obligation Of Confidentiality - In consideration of the payment by us to you of the sum of $10 and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you acknowledge and agree that in the course of your involvement with NeuroMed’s Business, NeuroMed may disclose to you or you may otherwise be exposed to NeuroMed’s Confidential Information. NeuroMed agrees to provide such access to you and you agree to receive and hold the Confidential Information on the terms and conditions set out herein. Except as set out below, you will keep strictly confidential all Confidential Information and all other information that you acquire, see, or are informed of, as a direct or indirect consequence of your involvement with NeuroMed in any capacity or that is revealed to you by NeuroMed or is generated through negotiations or other activities of the parties in connection with your involvement, in any capacity, with NeuroMed’s Business.

2.2	Fiduciary Relationship. You will be and act toward NeuroMed as a fiduciary and you will not use, duplicate, publish, or disclose at any time, either during or after your involvement in any capacity with NeuroMed, any of the Confidential Information, whether or not conceived, originated, discovered, or developed in whole or in part by you. The restrictions in this paragraph will not apply to information received by you from NeuroMed only when and to the extent a particular item ceases to fit within the definition of Confidential Information set out above or as determined by a Court of competent jurisdiction.

2.3	Non-disclosure. Unless NeuroMed first gives you written permission to do so, you will not:

(a)	use or duplicate Confidential Information or recollections thereof;

(b)	disclose Confidential Information or recollections thereof to any third party; or

(c)	translate or adapt any Confidential Information or permit any Confidential Information to be used, copied, translated or adapted except as otherwise expressly permitted by this Agreement or by NeuroMed in a written instrument signed by an authorised officer of NeuroMed.

2.4	Exemptions From Confidential Information. Confidential Information shall not include information that;

(a)	is, at the date hereof or hereafter, in the public domain without misappropriation, wrongful appropriation of trade secrets, breach of contractual or fiduciary obligation or infringement and through no fault of yours;

(b)	is, after the date hereof, properly obtained by you from a third party ,which party has a valid legal right to disclose such information to you and which party is not under a confidentiality obligation to NeuroMed; or

(c)	is required to be disclosed by law, court order or regulatory process, if NeuroMed is given sufficient notice of any such proceeding or requirement to dispute the obligation to disclose;

provided, however, that you will bear the burden of proving reliance upon the foregoing exceptions.

3.	Moral Rights. The Company, its assignees and its licensees, are not required to designate you as the author of any Proprietary Developments. You hereby waive in whole all moral rights, and agree never to assert any moral rights which you may have, in any proprietary Developments, including, without limitation, the right to the integrity of any Proprietary Developments, the right to restrain or claim damages for any distortion, mutilation or other modification or enhancement of any Proprietary Developments and the right to restrain, use or reproduce any Proprietary Developments in any context and in connection with any product, service, cause or institution and you further confirm that the Company may use or alter any such Proprietary Developments as the Company sees fit in its absolute discretion.

4.	Taking Precautions. You will take all reasonable precautions necessary or prudent to prevent material in your possession or control that contains or refers to Confidential Information from being discovered, used, or copied by third parties.

5.	NeuroMed’s Ownership of Confidential Information. As between you and NeuroMed, all right, title and interest in and to the Confidential Information, whether or not created or developed by you, is and shall remain NeuroMed’s property.

6.	Control of Confidential Information and Return of Information. All physical materials produced or prepared by you containing Confidential Information, including designs, formula, memoranda, test results and notes of experiments, drawings, plans, prototypes, samples, accounts, reports, financial statements or proforma estimates and any other materials prepared in the course of your responsibilities or for the benefit of NeuroMed shall belong to NeuroMed, and you will turn over possession to NeuroMed of all such items in your possession or control promptly when NeuroMed requests you to do so.

7.	Purpose of Use. You will use Confidential Information only for purposes authorised or directed by NeuroMed and its officers and you will not seek access to any Confidential Information that is not relevant to or necessary for those purposes. Such purposes are referred to in this Agreement as the “Permitted Use”.

8.	Duration of Obligation. Except as NeuroMed agrees otherwise in a written instrument signed by an authorised officer of NeuroMed, your obligations of confidentiality under this Agreement shall subsist for the longer of:

8.1	ten years after the termination of your involvement with NeuroMed; and

8.2	with respect to particular items of Confidential Information or material, for so long as those items are not in the public domain, but your obligations will continue if those items enter the public domain as a consequence of a breach of this Agreement or any other wrongful or negligent act or omission of you required by law are subject to a protective order.

9.	Warranty of Disclosure. You declare and agree that you have disclosed to NeuroMed inventions or improvements relating to NeuroMed’s Business or to the Confidential Information which are within your knowledge and possession or power other than those specifically disclosed in writing to NeuroMed on the date of this letter.

10.	Research Activities Being Carried Out In Dr. Snutch’s Academic Laboratory at UBC. It is acknowledged that you are subject to and bound by the Policy (the “Policy”) entitled Policy #88 and that you are not in a position to make agreements with respect to intellectual property developed in the Laboratory under your supervision at the University of British Columbia. You agree however, always in a manner consistent with the Policy, to bring to the attention of the Company any opportunity to obtain rights to an invention or line of research at the University of British Columbia which you think might be of interest to the Company in carrying out NeuroMed’s Business.

11.	Notice of Inventions, Full Disclosure and Assignment. You agree to inform NeuroMed promptly upon creation of any invention of improvement or invention which you develop, invent or discover in the course of your activities as an employee of NeuroMed and which would be relevant to NeuroMed’s Business or research and development activities. You agree to make full disclosure to NeuroMed of each Proprietary Development, promptly upon its creation. If required by NeuroMed, you will disclose in writing in a log book or such other form of device provided for such purpose by NeuroMed, the details of all developments that you are involved with or responsible for as an employee of NeuroMed. You will assign, and do hereby irrevocably assign and transfer, to NeuroMed or to NeuroMed’s designee, your entire right, title and interest in and to all Proprietary Developments to or improvements of any aspect of the Confidential Information or any Proprietary Development including copyrights, formulae, trade secrets, designs, and all other rights and interests of a proprietary nature in and associated with the Confidential Information or with the Proprietary Developments and all applications filed and patents and other registrations and recordings granted thereon, including those in foreign countries. To the extent that you own or acquire legal title to any of such items as an employee of NeuroMed, you hereby declare and confirm that such legal title is and will be held by you only as bare trustee and agent for NeuroMed. You agree that NeuroMed will be the exclusive owner of all of your right title and interest in and to each Proprietary Development throughout the world, including all trade secret patent copyright trademark industrial design and all other intellectual property rights of any kind and therein.

12.	Assistance with Assignment. You hereby undertake, at the request of NeuroMed and at NeuroMed’s cost to execute any necessary assignment, patent or copyright forms and the like, and will assist in the drafting of any description or specification of the invention or improvement as may be required for your records and in connection with any application for letters patent for any NeuroMed invention. NeuroMed will be exclusively entitled to make applications for registration of all such rights in NeuroMed’s sole discretion in such jurisdictions which NeuroMed deems necessary. Your obligations hereunder will continue beyond a termination of your employment by NeuroMed respecting Proprietary Developments created during your employ with NeuroMed and are created during the six months immediately following determination of your employment with NeuroMed.

13.	Assistance with Proceedings. You further agree to lend such assistance as you can at our request and expense in connection with any opposition to, or intervention regarding, an application for letters patent, copyright or trademark or other proceedings relating to intellectual properties or applications for registrations therefor. During the term of this Agreement and thereafter you agree to execute:

13.1	all instruments that NeuroMed may reasonably require to effect, perfect, register, record, or patent any Proprietary Developments to or improvements of the Confidential Information or, related rights, or NeuroMed’s interest therein; and

13.2	all papers that NeuroMed reasonably considers necessary or helpful in obtaining or maintaining such interests and rights during the prosecution of applications thereon or during the conduct of any interference, litigation, opposition, or any other matter in connection therewith;

13.3	provided that all expenses incident to such activities will be borne by NeuroMed.

14.	Inventions and Improvements. You further agree to treat all information relating to any invention or improvement as Confidential Information owned by NeuroMed and you will disclose same only to your immediate superior or as he or she may direct. You further agree that NeuroMed’s rights hereunder shall attach to any such invention or improvement notwithstanding that it is perfected or reduced to specific form after you have terminated your relationship with NeuroMed if the conception of the invention or improvement arose as a result of work which was part of your employment with NeuroMed. In that event NeuroMed will pay to you all costs and expenses which you may incur in assisting NeuroMed to obtain letters patents or other protection. You agree that NeuroMed’s rights under this clause shall not be limited to this country but shall extend to every country of the world.

15.	Binding Nature of Agreement. You agree that this Agreement shall be binding upon your personal representatives.

16.	Equitable Remedies. You acknowledge and agree that a breach by you of any of your obligations hereunder would result in damages to NeuroMed that could not be adequately compensated for by monetary award. Accordingly, in the event of any such breach by you, in addition to all other remedies available to NeuroMed at law or in equity, NeuroMed shall be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate to ensure compliance with the provisions of this Agreement.

17.	Independent Legal Advice. As this is an important agreement for you and for NeuroMed containing significant undertakings by you, NeuroMed urges you to seek independent legal advice with respect to your obligations under this Agreement.

18.	Miscellaneous. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia, and all disputes under or relating to this Agreement shall be resolved by referring resolution to a single arbitrator agreed upon by you and NeuroMed, who shall be a scientist with relevant experience in the matter, and resident in North America. If you and NeuroMed are unable to agree upon a single arbitrator, such arbitrator shall be appointed in accordance with the provisions of the Commercial Arbitration Act (British Columbia) or any re-enactment or amendment thereof. Any Arbitration shall be held in the City of Vancouver. The procedure followed shall be agreed upon by the parties, or, in default of agreement, determined by the arbitrator. The decision arrived at by the arbitrator shall be final and binding and no appeal shall lie therefrom. The cost of the arbitration shall be shared equally by you and the Company. The parties will execute and deliver to each other such further instruments and assurances and do such further acts as may be required to give effect to this Agreement. All notices and other communications that are required or permitted by this Agreement must be in writing and delivered by hand or double-registered mail to the parties at their addresses set out on the first page hereof, or to such other addresses of which the parties give each other notice. This Agreement supersedes all previous dealings, understandings, and expectations of the parties and constitutes the whole agreement with respect to the matters contemplated hereby, and there are no representations, warranties, conditions or collateral agreements between the parties with respect to such transactions except as expressly set out herein. No amendment, modification, supplement or other purported alteration of this Agreement shall be binding unless it is in writing and signed by you and by NeuroMed.

19.	No Other Obligations. You represent, except as you have disclosed to NeuroMed in writing on the date hereof, that you have no agreements with or obligations to others with respect to the matters covered by this Agreement or concerning the Confidential Information that are in conflict with anything in this Agreement. The parties acknowledge that, during your employment with the Company you will continue as a Professor and Member of the Faculty of the University of British Columbia and that in those capacities you are associated with and direct an academic research laboratory carrying out research (the “UBC Research”) on calcium channel physiology and molecular neurobiology and that you are bound by the UBC Patents and Licensing Policy (the “Policy”).

20.	Non-Competition. You hereby covenant and agree that you shall not while you are a consultant, employee, officer or director of NeuroMed or during the 24 month period after you cease to be an officer or employee of NeuroMed as a result of your termination of employment, engage in any of the following activities:

20.1	either directly or indirectly as principal, agent, owner, proprietor, partner, shareholder, director, officer or otherwise own, operate, carry on, be engaged in the operation of, have any financial interest in, lend any moneys to, guarantee any liabilities or obligations of, act as a consultant to or provide management services to any business operation whether a proprietorship, partnership, joint venture corporation or otherwise which competes in the NeuroMed Business directly with NeuroMed in North America or anywhere else in the world where NeuroMed markets, sells, licenses or develops its products or services during the term of this Agreement;

20.2	directly or indirectly solicit, interfere with or endeavor to direct or in place away from NeuroMed any customer, client or any person, firm or corporation in the habit of dealing with NeuroMed; or

20.3	interfere with, entice away or otherwise attempt to obtain withdrawal of any employees of NeuroMed.

The covenants made in this Section 19 are made by you acknowledging that you have specific and extensive knowledge of the affairs of NeuroMed and that NeuroMed operates and seeks out business in North America and other jurisdictions. You hereby acknowledge and agree that the restrictions contained in this Section are reasonable and valid and that all defenses to strict enforcement thereof are hereby waived.

21.	Notification and Execution of Documents. You agree to communicate to NeuroMed promptly and fully all inventions, writings, designs, discoveries, concepts, formulae, processes and ideas, whether or not patentable, that you invent, author, create, conceive, complete, or reduce to practice, whether solely or jointly with others, during the period of your involvement with NeuroMed that:

21.1	are related to the present or prospective business activities of NeuroMed or to NeuroMed’s Business;

21.2	result from any work you perform with the use of any equipment, facilities, materials or personnel of NeuroMed; or

21.3	result from or are suggested by any work which you may do for or on behalf of NeuroMed.

22.	Publicity. Without the prior written consent of the President of NeuroMed you will not make or give any public announcements or press releases or statements to the public or the press regarding any Confidential Information or concerning NeuroMed’s Business.

23.	Severability. If any covenant or provision of this Agreement or of a Section of this Agreement is determined by a Court of competent jurisdiction to be void or unenforceable in whole or in part, then such void or unenforceable covenant or provision shall not affect or impair the enforceability or validity of the balance of the Section or any other covenant or provision.

24.	Time Of Essence/No Waiver. Time is of the essence hereof, and no waiver, delay, indulgence, or failure to act by NeuroMed regarding any particular default or omission by you shall affect or impair any of NeuroMed’s rights or remedies regarding that or any subsequent default or omission that is not expressly waived in writing, and in all events time shall continue to be of the essence without the necessity of specific reinstatement.

Acceptance.

If the foregoing terms and conditions are acceptable to you, please indicate your acceptance of and agreement to the terms and conditions of this Agreement by signing below on this letter and on the enclosed copy of this letter in the space provided and by returning the enclosed copy so executed to us. Your execution and delivery to NeuroMed of the enclosed copy of this letter will create a binding agreement between us.

Thank you for your co-operation in this matter.

Yours truly,

NeuroMed Technologies Inc.

per:	/s/ Natalie Dakers
(Authorised Signatory)

Accepted and Agreed to this 30th day of November, 1998:

/s/ Dr. Terry Snutch
(Dr. Terry Snutch)